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                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                                        CONTACT:

CompX International Inc.                                      David A. Bowers
5430 LBJ Freeway, Suite 1700                                  President & CEO
Dallas, Texas 75240                                           Tel. 864-286-1122

                   COMPX REPORTS THIRD QUARTER 2003 OPERATING
                        RESULTS AND RESTRUCTURING CHARGE

Dallas, TEXAS ... October 29, 2003 ... CompX International Inc. (NYSE: CIX) announced today sales of $52.5 million for the third quarter of 2003 and net loss of $400,000, or $0.03 per diluted share. This represents an increase in sales of 8% from $48.8 million in the year ago quarter. The Company reported net income of $200,000, or $0.02 per diluted share, for the comparable 2002 period. The Company's results for the third quarter 2003 included a pre-tax restructuring charge of $3.5 million ($2.0 million, or $0.13 per diluted share, net of income tax benefit) relating to a formal headcount reduction plan at the company's Maastricht, the Netherlands manufacturing facility. Excluding the restructuring charge, net income for the quarter was $1.6 million, or $0.10 per diluted share.

In addition to the restructuring charge, CompX's results in the third quarter 2003 as compared to the third quarter of 2002 were impacted by fluctuations in currency exchange rates which favorably impacted net sales by $2.0 million, but negatively impacted operating income by $1.3 million. The impact on net sales is primarily due to relative changes in the U.S. dollar exchange rate to the euro and the Canadian dollar. The impact on operating income is primarily due to the effect of relative changes in the exchange rate between the U.S. dollar and the Canadian dollar on the Company's Canadian operations, where the majority of net sales are denominated in U.S. dollars while the majority of expenses are denominated in Canadian dollars.

Net sales for the nine-month period ended September 30, 2003 were $153.3 million compared to $148.4 million for the first nine months of the previous year. Net income for the nine-month period was $500,000, or $0.03 per diluted share, compared to $2.4 million, or $0.16 per diluted share for the same period in 2002. Excluding the restructuring charge and the previously-reported first quarter 2002 pension curtailment gain, net income for the nine-month period of 2003 was $2.5 million or $0.16 per diluted share as compared to $2.0 million or $0.14 per diluted share, for the same period in 2002.

The fluctuations in currency exchange rates discussed above favorably affected net sales by $6.3 million in the nine-month period ending September 30, 2003 as compared to the same period in 2002, but negatively impacted operating income by $2.6 million.

"Our gross profit percentage for the quarter improved to 18.4% from 15.7% last year, as the cost control initiatives we have been working on over the last 12 months have begun to be realized," commented David A. Bowers, President & CEO. "We are also encouraged by the increase in sales for the quarter over last year but remain cautious regarding the pace of the economic recovery and its impact on our customers. The action taken at our Netherlands manufacturing facility that resulted in the restructuring charge was a painful but necessary step in helping to return that business to profitability."

Security Products Segment
The CompX Security Products segment experienced a 1% decrease in net sales in the third quarter of 2003 to $18.8 million compared to the same quarter last year of $19.0 million. However, operating income increased by 29% from $2.2 million to $2.9 million primarily due to efforts to improve manufacturing efficiencies that resulted in reductions in manufacturing costs for this segment. Operating income was 15.2% of net sales for the third quarter of 2003, which compares favorably to operating income of 11.7% of net sales for the comparable prior period. Net sales on a year-to-date basis for the Security Products segment are down less than 1% from the prior year to $56.1 million from $56.5 million. However, operating income improved 12.7% to $7.6 million compared to $6.7 million in 2002.

Waterloo Segment
Net sales for the CompX Waterloo segment increased 11.3% to $25.3 million in the third quarter of 2003 from $22.7 million in the third quarter in 2002 as the favorable effect of relative changes in currency exchange rates and higher slide products volume more than offset the impact of lower ergonomic products volume. Favorable changes in currency exchange rates from the third quarter of 2002 accounted for approximately one-third of the increase in net sales. Net sales on a year-to-date basis increased slightly from $70.0 million in 2002 to $72.0 million in 2003, with changes in currency exchange rates accounting for all of the increase. Operating income for this segment improved from a loss of $800,000 in the third quarter of 2002 to income of $300,000 for the third quarter of 2003, and improved from break-even in the first nine months of 2002 compared to income of $200,000 in the first nine months of 2003, as the favorable impact of cost control initiatives and higher slide products volume more than offset the unfavorable impact of lower ergonomic products volume (which generally have a higher margin than slide products), relative changes in currency exchange rates, and plant consolidation costs. Relative changes in foreign currency exchange rates negatively impacted operating income by approximately $900,000 in the third quarter of 2003 compared to the same period in 2002, and by $1.9 million in the year-to-date period.

Regout Segment
Net sales for the CompX Regout segment increased 18.9% to $8.4 million in the third quarter of 2003 from $7.1 million in the third quarter of 2002. Changes in currency exchange rates from the third quarter of 2002 accounted for substantially all of the increase. For the first nine months of 2003, net sales increased 14.9% to $25.2 million as compared to $21.9 million in the first nine months of 2002, as the favorable effect of fluctuations in currency exchange rates was partially offset by decreases in precision slide shipments to office furniture manufacturers. The operating loss for this segment of $3.5 million for the third quarter of 2003, compared to an operating loss of $100,000 in 2002, reflects the previously mentioned restructuring charge of $3.5 million and a negative currency exchange rate fluctuation impact of $400,000, partially offset by an increase in sales volume. The year-to-date operating loss for this segment was $5.4 million, compared to a loss of $200,000 for the 2002 period, which reflects the previously mentioned restructuring charge, a negative currency exchange rate fluctuation impact of $700,000 and lower precision slide shipments to office furniture manufacturers.

Mr. Bowers further commented, "We currently expect approximately $3.5 million to $4.0 million in annual cost savings to be realized from the restructuring action at Regout, which we anticipate will begin to positively impact our results during the second quarter of 2004. We continue to evaluate other potential efficiency initiatives and strategic alternatives at Regout, some of which may result in additional charges."

He concluded, "While the current business environment continues to pose ongoing challenges, we are building on the progress we have made over the last year and remain optimistic about the opportunities ahead of us. We continue to focus on improving efficiency in all areas of the business, including reducing costs and actively managing working capital, and we are accelerating new product development activities that are anticipated to position the Company to better address new sales opportunities expected to surface as the economy improves."

Liquidity and Cash Flow
Cash provided by operating activities improved to $14.1 million for the first nine months compared to $9.4 million in the same period in the prior year. The improvement in cash provided by operating activities was primarily due to efficient management of working capital. Capital expenditures decreased from $9.9 million in the first nine months of 2002 to $7.9 million in the same 2003 period. The capital spending for the first nine months of 2002 was higher than the same period in 2003 primarily due to the purchase of equipment to increase manufacturing capacity in response to specific customer contracts. The Company improved total cash to $17.8 million as of September 30, 2003 compared to $12.4 million as of December 31, 2002, while total debt declined $1 million over the same period.

Non-GAAP Measurements
In addition to the results provided throughout this document calculated in accordance with accounting standards generally accepted in the United States ("GAAP"), the Company has provided non-GAAP measurements, which present results on a basis excluding the restructuring charge and pension curtailment gain. The Company has provided these non-GAAP measurements as a measure to help investors better understand its core operating performance from period to period and to allow appropriate comparisons of the Company's operating performance. Among other things, the Company's management uses the non-GAAP operating results, excluding the restructuring charge and pension curtailment gain, to evaluate the performance of its business operations. Investors should consider these non-GAAP measures in addition to, and not in substitution for, or as superior to, the measures of financial performance prepared in accordance with GAAP.

The following table provides a reconciliation of GAAP net income and earnings per share to net income and earnings per share excluding the restructuring charge and pension curtailment gain:

                                                                       Third Quarter            Nine months
(Dollars in millions, except per share data)                         2002        2003          2002       2003
----------------------------------------------------------------------------------------------------------------
GAAP net income (loss)                                            $    0.2    $   (0.4)     $    2.4    $    0.5
Adjustments:
Restructuring charge                                                   -           3.5                       3.5
Pension curtailment gain                                               -           -            (0.7)        -
Income tax expense (benefit)                                           -          (1.5)          0.3        (1.5)
                                                                  --------    ---------     ---------   ---------
Adjusted net income                                               $    0.2    $    1.6      $    2.0    $    2.5
                                                                  ========    =========     =========   =========
Adjusted net income per share                                     $   0.02    $  0.10       $   0.14    $  0.16
                                                                  ========    ========      ========    =========
Shares used in computing basic and diluted
         adjusted net income per share                                15.1        15.1          15.1        15.1
                                                                  ========    =========     ========    =========

About CompX International
CompX is a leading manufacturer of precision ball bearing slides, security products and ergonomic computer support systems. It operates from seven locations in the U.S., Canada, the Netherlands and Taiwan and employs more than 1,900 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, negotiations with employee and government groups relating to employee severance, the timing and amount of future cost savings from restructuring actions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

                                    * * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)


                                                Three months ended                Nine months ended
                                                   September 30,                    September 30,
                                                     2002 2003                        2002 2003



Net sales                                     $  48.8          $  52.5        $  148.4      $   153.3

Cost of goods sold                               41.2             42.8           121.3          126.9
                                              ------------------------        -----------------------

Gross profit                                      7.6              9.7            27.1           26.4

Selling, general and administrative               6.4              6.5            20.6           20.5

Restructuring expense                             -                3.5             -              3.5
                                              ------------------------        -----------------------

Operating income (loss)                           1.2             (0.3)            6.5            2.4

Interest expense                                 (0.3)            (0.3)           (1.6)          (1.0)

Other income (expense)                            0.1             (0.1)           (0.1)          (0.5)
                                              -------------------------       ------------------------

Income (loss) before income taxes                 1.0             (0.7)            4.8            0.9

Income tax expense (benefit)                      0.8             (0.3)            2.4            0.4
                                              -------------------------       -----------------------

Net income (loss)                             $   0.2          $  (0.4)       $    2.4        $   0.5
                                              =========================       =======================


Net income (loss) per diluted
  common share                                $  0.02          $ (0.03)       $   0.16        $  0.03
                                              =========================       =======================

Weighted average diluted common
  shares outstanding                             15.1             15.1            15.1           15.1
                                              ========================        =======================

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)


                                                            December 31,        September 30,
                                                                2002                2003
                                                         -----------------     --------------
                        Assets                                                   (Unaudited)

Current assets:

 Cash and equivalents                                       $      12.4          $      17.8

 Accounts receivable, net                                          22.9                 26.0

 Inventories                                                       28.9                 28.6

 Prepaid expenses and other                                         7.1                  5.7
                                                            -----------          -----------

  Total current assets                                             71.3                 78.1

Intangibles                                                        42.9                 44.1

Net property and equipment                                         85.2                 84.5

Other assets                                                        0.7                  0.4
                                                            -----------          -----------

   Total assets                                             $     200.1          $     207.1
                                                            ===========          ===========



         Liabilities and Stockholders' Equity

Current liabilities:

 Accounts payable and accrued liabilities                   $      21.3          $      24.1

 Accrued income taxes and other                                     0.8                  0.9
                                                            -----------          -----------

  Total current liabilities                                        22.1                 25.0

Long-term debt                                                     31.0                 30.0

Other non-current liabilities                                       5.0                  2.4

Stockholders' equity                                              142.0                149.7
                                                            -----------          -----------

   Total liabilities and stockholders' equity               $     200.1          $     207.1
                                                            ===========          ===========